Exhibit 99.4
Contacts:
Eric Nierenberg                    Nicholas Manganaro
Charles River Associates                Sharon Merrill Advisors
investor@crai.com                 crai@investorrelations.com
617-425-3020                     617-542-5300

CHARLES RIVER ASSOCIATES (CRA) ANNOUNCES INCREASE AND EXTENSION OF CREDIT FACILITY

BOSTON--(BUSINESS WIRE)--Aug. 6, 2026--Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced an increase and extension to its existing credit facility with a bank syndicate comprised of six lenders. The five-year credit facility is for an aggregate principal amount of up to $400 million, consisting of a $75 million term loan and a $325 million revolving credit facility. The revolving credit facility may be decreased at CRA’s option to $250 million for the period of July 16 to January 15 of each year, during which time CRA’s working capital needs are typically diminished. Additionally, for the period of January 16 to July 15 of each year, CRA may elect not to increase the revolving credit facility from $250 million to $325 million.

The facility amends and increases CRA’s existing revolving credit facility, which was for an aggregate principal amount of up to $300 million and was scheduled to mature in August 2027. Proceeds will be used to repay outstanding amounts under the existing credit facility and will provide working capital to drive continued growth in the business and fund other general corporate purposes.

“As CRA’s credit facility approached its final year before maturity, we looked to the capital markets to maintain financial flexibility and support CRA’s continuing long-term growth,” said Paul Maleh, CRA’s President and Chief Executive Officer. “We are pleased to welcome BMO and M&T Bank to CRA’s team of banking partners, which has long included Bank of America and Citizens Financial Group, as well as Eastern Bank and Beacon Bank & Trust. With the support of this expanded bank group, the credit facility will enable CRA to continue investing in the business for profitable growth in the years ahead.”

About Charles River Associates (CRA)
Charles River Associates® is a leading global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Instagram, and Facebook.
SAFE HARBOR STATEMENT
Statements in this press release concerning our expectations regarding the use of the Company’s credit facility are “forward-looking” statements as defined in Section 21 of the Securities Exchange Act of 1934, as amended. These statements are based upon our current expectations and various underlying assumptions. Although we believe there is a reasonable basis for these statements and assumptions, and these statements are expressed in good faith, these statements are subject to a number of additional factors and uncertainties. These factors include, but are not limited to, the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions; the timing of engagements for our services; the effects of competitive services and pricing; the development and use of artificial intelligence; our ability to attract and retain key employee or non-employee experts; the inability to integrate and utilize existing consultants and personnel; the decline or reduction in project work or activity; global economic conditions including less stable political and economic environments; foreign currency exchange rate fluctuations; financing risks, including the availability of, and costs associated with, sources of liquidity; unanticipated expenses and liabilities; risks inherent in international operations; changes in tax law or accounting standards, rules, and regulations; our ability to collect on forgivable loans should any become due; and professional and other legal liability or settlements. Additional risks and uncertainties are discussed in our periodic filings with the Securities and Exchange Commission under the heading “Risk Factors.” The inclusion of such forward-looking information should not be regarded as our representation that the future events, plans, or expectations contemplated will be achieved. Except as may be required by law, we undertake no obligation to update any forward-looking statements after the date of this press release, and we do not intend to do so.